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                                                                                               EXHIBIT 12.1

                                          COMCAST CABLE COMMUNICATIONS, INC.

                                                  COMPUTATION OF
                                        RATIOS OF EARNINGS TO FIXED CHARGES
                                               (dollars in millions)

                                          Six months ended
                                               June 30,                   Year ended December 31
                                          -----------------    --------------------------------------------
                                           2000      1999       1999     1998      1997      1996     1995
                                          ------    ------     ------   ------    ------    ------   ------
Earnings (loss) before fixed charges(1):

Loss before extraordinary
   items and cumulative effect
   of accounting changes.........         ($95.4)   ($90.1)   ($247.5)  ($97.2)  ($112.1)   ($22.6)  ($48.9)
Minority Interest................                    (57.7)    (107.9)   (17.0)    (21.0)    (21.7)   (24.8)
Income tax benefit...............          (12.6)    (29.8)     (46.2)   (35.8)    (43.6)     (4.5)   (24.9)
Fixed charges....................          140.6     162.6      362.9    275.7     265.2     260.5    273.8
                                          ------    ------     ------   ------    ------    ------   ------
                                          $ 32.6    ($15.0)    ($38.7)  $125.7    $ 88.5    $211.7   $175.2
                                          ======    ======     ======   ======    ======    ======   ======

Fixed charges (1):

Interest expense.................         $140.6    $159.0     $352.9   $223.6    $227.9    $228.4   $245.6
Interest expense on notes
   payables to affiliates........                      3.6       10.0     52.1      37.3      32.1     28.2
                                          ------    ------     ------   ------    ------    ------   ------
                                          $140.6    $162.6     $362.9   $275.7    $265.2    $260.5   $273.8
                                          ======    ======     ======   ======    ======    ======   ======
Ratio of earnings to fixed
charges (2)                                   --        --         --       --        --        --       --

-------------------

(1) For the purpose of calculating the ratio of earnings to fixed charges, earnings (loss) consist of loss before, extraordinary items, cumulative effect of accounting changes, minority interest, income tax benefit and fixed charges. Fixed charges consist of our interest expense and interest expense on notes payable to affiliates.

(2) For the six months ended June 30, 2000 and 1999, earnings (loss), as defined above, were inadequate to cover fixed charges by $108.0 million and $177.6 million, respectively. For the years ended December 31, 1999, 1998, 1997, 1996 and 1995, earnings (loss), as defined above, were inadequate to cover fixed charges by $401.6 million, $150.0 million, $176.7 million, $48.8 million and $98.6 million, respectively.
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